SUB-ITEM 77M
Mergers

Nuveen Total Return Bond Fund,
A series of Nuveen Investment Funds, Inc.
811-05309


On November 18, 2011 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Multi-Strategy Core Bond Fund were transferred to the Nuveen Total Return Bond Fund. The circumstances and details of the reorganization are contained in the N-14 filing on September 7, 2011, accession number 0001193125-11-
242459, which materials are herein incorporated by reference.